                                AMENDED AND RESTATED

                              ASSET PURCHASE AGREEMENT

                                    BY AND AMONG

                                 GEOGRAPHICS, INC.,

                                IDENTITY GROUP, INC.

                                        AND

                           U.S. BANK NATIONAL ASSOCIATION




                                 DATED MAY 4, 1998

                                  TABLE OF CONTENTS

SECTION                                                                 PAGE
-------                                                                 ----
1.   SALE AND PURCHASE OF ASSETS . . . . . . . . . . . . . . . . . . . . .1
     1.1       Possession by the Bank. . . . . . . . . . . . . . . . . . .1
     1.2       Transfer of Assets. . . . . . . . . . . . . . . . . . . . .2
     1.3       No Assumption of Liabilities by Identity;
                 Responsibility for Customer Returns . . . . . . . . . . .2
     1.4       Excluded Assets . . . . . . . . . . . . . . . . . . . . . .3
     1.5       Employees . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.6       Inventory . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.7       Transition Period . . . . . . . . . . . . . . . . . . . . .4
     1.9       Conveyance by Geographics . . . . . . . . . . . . . . . . .4

2.   PURCHASE PRICE; PAYMENT TERMS . . . . . . . . . . . . . . . . . . . .4
     2.1       Purchase Price. . . . . . . . . . . . . . . . . . . . . . .4
     2.2       Payment of Purchase Price . . . . . . . . . . . . . . . . .4
     2.3       Allocation of Purchase Price. . . . . . . . . . . . . . . .4
     2.4       Ad Valorem Personal Property Tax. . . . . . . . . . . . . .4

3.   CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     3.1       Time and Place of Closing; Escrow . . . . . . . . . . . . .5
     3.2       Items to be Delivered at the Closing. . . . . . . . . . . .5
     3.3       Closing Costs . . . . . . . . . . . . . . . . . . . . . . .6
     3.4       Further Assurances. . . . . . . . . . . . . . . . . . . . .6

4.   CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . .6
     4.1       Conditions Precedent to Obligations of Identity . . . . . .6
     4.2       Conditions Precedent to Obligations of Geographics. . . . .7
     4.3       Conditions Precedent to Obligations of the Bank . . . . . .7


                                      -i-

5.   REPRESENTATIONS AND WARRANTIES OF GEOGRAPHICS . . . . . . . . . . . .7
     5.1       Organization, Standing and Authority of Geographics . . . .8
     5.2       Authorization of Agreement. . . . . . . . . . . . . . . . .8
     5.3       No Conflict, Consents . . . . . . . . . . . . . . . . . . .8
     5.4       Financial Statements. . . . . . . . . . . . . . . . . . . .8
     5.5       Absence of Certain Liabilities and Changes. . . . . . . . .8
     5.6       Title to Assets . . . . . . . . . . . . . . . . . . . . . .8
     5.7       Condition of Assets . . . . . . . . . . . . . . . . . . . .9
     5.8       Intellectual Property Rights. . . . . . . . . . . . . . . .9
     5.9       Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     5.10      Contracts . . . . . . . . . . . . . . . . . . . . . . . . .9
     5.11      Employee Matters. . . . . . . . . . . . . . . . . . . . . .9
     5.12      Litigation; Compliance with Laws. . . . . . . . . . . . . 10
     5.13      Insurance . . . . . . . . . . . . . . . . . . . . . . . . 10
     5.14      Foreign Sales . . . . . . . . . . . . . . . . . . . . . . 10
     5.15      Disclosure. . . . . . . . . . . . . . . . . . . . . . . . 10

6.   REPRESENTATIONS AND WARRANTIES OF IDENTITY. . . . . . . . . . . . . 10
     6.1       Identity's Organization . . . . . . . . . . . . . . . . . 10
     6.2       Authorization of Agreement. . . . . . . . . . . . . . . . 10
     6.3       No Conflict, Consents . . . . . . . . . . . . . . . . . . 11
     6.4       Litigation. . . . . . . . . . . . . . . . . . . . . . . . 11

7.   REPRESENTATIONS AND WARRANTIES OF THE BANK. . . . . . . . . . . . . 11
     7.1       The Bank's Organization . . . . . . . . . . . . . . . . . 11
     7.2       Authorization of Agreement. . . . . . . . . . . . . . . . 11
     7.3       First Priority Lien and Possession of Assets. . . . . . . 11

8.   FURTHER COVENANTS OF THE PARTIES. . . . . . . . . . . . . . . . . . 11
     8.1       Access to Information . . . . . . . . . . . . . . . . . . 12
     8.2       Cooperation . . . . . . . . . . . . . . . . . . . . . . . 12


                                      -ii-

     8.3       Conduct of the Business Pending the Closing . . . . . . . 12
     8.4       Use of Packaging Material . . . . . . . . . . . . . . . . 12
     8.5       Advice of Claims. . . . . . . . . . . . . . . . . . . . . 12
     8.6       Notice by Identity. . . . . . . . . . . . . . . . . . . . 12
     8.7       Publicity . . . . . . . . . . . . . . . . . . . . . . . . 12
     8.9       Preservation of Records . . . . . . . . . . . . . . . . . 12
     8.10      Termination Fee . . . . . . . . . . . . . . . . . . . . . 13
     8.11      Brokers . . . . . . . . . . . . . . . . . . . . . . . . . 13
     8.12      No Solicitation . . . . . . . . . . . . . . . . . . . . . 13
     8.13      Post-Closing Cooperation. . . . . . . . . . . . . . . . . 13
     8.14      Post-Closing Customer Orders. . . . . . . . . . . . . . . 13
     8.15      Post-Closing Payments . . . . . . . . . . . . . . . . . . 14
     8.16      Basic Assumptions . . . . . . . . . . . . . . . . . . . . 14

9.   INDEMNIFICATION AND RELATED MATTERS . . . . . . . . . . . . . . . . 14
     9.1       Indemnification . . . . . . . . . . . . . . . . . . . . . 14
     9.2       Survival of Representations and Warranties. . . . . . . . 15
     9.3       Claims Procedure. . . . . . . . . . . . . . . . . . . . . 15

10.  CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . . 16

11.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     11.1      Termination Events. . . . . . . . . . . . . . . . . . . . 16
     11.2      Effect of Termination . . . . . . . . . . . . . . . . . . 16

12.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     12.1      Notices . . . . . . . . . . . . . . . . . . . . . . . . . 17
     12.2      Full Understanding. . . . . . . . . . . . . . . . . . . . 17
     12.3      Entire Agreement. . . . . . . . . . . . . . . . . . . . . 18
     12.4      Modification. . . . . . . . . . . . . . . . . . . . . . . 18
     12.5      No Waiver . . . . . . . . . . . . . . . . . . . . . . . . 18


                                    -iii-

     12.6      Captions and Construction . . . . . . . . . . . . . . . . 18
     12.7      Survival. . . . . . . . . . . . . . . . . . . . . . . . . 18
     12.8      Governing Law . . . . . . . . . . . . . . . . . . . . . . 18
     12.9      Expenses. . . . . . . . . . . . . . . . . . . . . . . . . 18
     12.10     Execution in Counterparts . . . . . . . . . . . . . . . . 18
     12.11     Invalid Provisions. . . . . . . . . . . . . . . . . . . . 18
     12.12     Time of the Essence . . . . . . . . . . . . . . . . . . . 18
     12.13     Binding Effect, Assignment, No Third Party Rights . . . . 18
     12.14     Arbitration . . . . . . . . . . . . . . . . . . . . . . . 19
     12.15     Non-Competition . . . . . . . . . . . . . . . . . . . . . 19

                                AMENDED AND RESTATED
                              ASSET PURCHASE AGREEMENT


        This AMENDED AND RESTATED ASSET PURCHASE AGREEMENT is entered into as of May 4, 1998 by and among Geographics, Inc., a Wyoming corporation
("Geographics"), Identity Group, Inc., a Tennessee corporation ("Identity") and U.S. Bank National Association, a national banking association (the "Bank").


                                    RECITALS

        A. Geographics, through its signage products business segment, is engaged in the business of developing, manufacturing, marketing, supporting and distributing various rub-on and stick-on lettering, stencils, graphic arts products, non-electric signs and other signage products (the "Business").

        B. Geographics and Identity have previously entered into that certain Asset Purchase Agreement, dated December 23, 1997 whereby Identity agreed to purchase, and Geographics agreed to sell, substantially all of the assets of Geographics employed or held exclusively in connection with the Business.

        C. The Bank holds a valid and perfected first priority lien on all of the assets of Geographics employed or held exclusively in connection with the Business.

        D. Pursuant to Section 62A.9-503 of the Revised Code of Washington (the "RCW"), Geographics has agreed to allow the Bank to repossess all of the assets of Geographics employed or held exclusively in connection with the Business.

        E. The Bank has agreed to dispose of such assets acquired from Geographics employed or held exclusively in connection with the Business in a contractual private sale to Identity in accordance with the terms of this Agreement, pursuant to 62A.9-504 of the RCW.

        F. Geographics has voluntarily consented to the Bank's taking possession of all of the assets of Geographics employed or held exclusively in connection with the Business and to the sale to Identity and acknowledges and agrees that the Bank has acted in a commercially reasonable manner and that Identity is purchasing the such assets in good faith.

        NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:


                                    AGREEMENT

        1.      SALE AND PURCHASE OF ASSETS.

        1.1 POSSESSION BY THE BANK. In accordance with Sections 62A.9-503 and 62A.9-504 of the RCW and on or before the Closing Date, Geographics will surrender lawful possession of the Assets (as defined below) to the Bank and the Bank will comply with all applicable legal requirements in connection therewith.

        1.2 TRANSFER OF ASSETS. Subject to the terms and conditions of this Agreement, at the closing referred to in Section 3 (the "Closing"), the Bank shall sell, assign, grant and transfer to Identity, with Geographics' consent, and Identity shall purchase and accept from the Bank, all of Geographics' right, title and interest in and to the following assets owned by Geographics (the "Assets"), not including the Excluded Assets (as defined below):

                (i) all of the furnishings, furniture, office supplies, tools, machinery and equipment used primarily in the operation of the Business including without limitation the assets listed on SCHEDULE 1.2(i) hereto (all of the foregoing being collectively referred to as the "Equipment");

                (ii) all quantities of inventory, including raw materials, works-in-process, finished goods, stores and supplies, used primarily in the operation of the Business (the "Inventory");

                (iii) all research, development, trade secrets, know-how, inventions, and designs, and other technical information whether owned or licensed from third parties, used primarily in the Business and all records, reports and data relating thereto;

                (iv) all trademarks, trade names and service marks, and registrations and applications for such trademarks, trade names, service marks primarily used in the Business listed in SCHEDULE L.(iv) (collectively, the "Intellectual Property");

                (v) all contracts, purchase orders, arrangements and commitments of any kind which relate to the Business or Assets, including, without limitation, those contracts listed on SCHEDULE 5.10 (the "Contracts");

                (vi) all customer and vendor lists relating to the Business and all files and documents (including credit information) relating to customers and vendors of the Business;

                (vii) all other assets used primarily in the conduct of the Business; and

                (viii) all other business and financial records, files, books and documents relating to the Assets or the Business, including without limitation, all product and marketing plans, procedural and technical manuals, user's guides, servicing routines, parts lists, advertisements, brochures and promotional materials.

                The purchase and sale of the foregoing Assets on the terms and conditions set forth in this Agreement is referred to herein as the "Acquisition."

        1.3 NO ASSUMPTION OF LIABILITIES BY IDENTITY; RESPONSIBILITY FOR CUSTOMER RETURNS. (a) Identity is not assuming and does not agree to pay, perform or discharge, any liabilities of Geographics or the Bank, including, but not limited to the litigation identified on SCHEDULE 5.12, other than ongoing obligations under any executory contracts expressly assumed hereunder by Identity. All liabilities shall be retained by, and remain the sole responsibility of Geographics or the Bank, as the case may be, other than ongoing obligations under any executory contracts expressly assumed by Identity.

        (b) Geographics shall be responsible for all costs, liabilities and expenses associated with any customer returns of goods shipped prior to April 27, 1998 (the "Inventory Date"), and shall promptly reimburse Identity for any such costs, liabilities and expenses incurred by Identity.

        1.4 EXCLUDED ASSETS. The parties to this Agreement expressly understand and agree that the Bank is not hereunder selling, assigning, transferring or conveying to Identity any assets, rights or properties of Geographics not referred to in Section 1.2 or as otherwise provided under this Agreement. Without limiting the foregoing, the following assets, rights and properties (the "Excluded Assets") shall be specifically excluded from the transactions contemplated by this Agreement:

        (a)     cash;

        (b) receivables, pension or other funded employee benefit plan assets, or amounts owed to Geographics by or claims by Geographics against third parties, including any right or claim to refund of any deposits, prepayments or tax abatements for which Geographics may have a claim with respect to the Assets or Business conducted prior to the Inventory Date;

        (c) any assets, rights or properties used primarily in connection with Geographics' paper products business segment;

        (d)     the LED sign portion of Geographics' business; and

        (e) any equipment in which a creditor of Geographics, other than the Bank, has a perfected purchase money security interest that is senior to the Bank's interest, as listed on SCHEDULE 1.4 hereof.

        1.5 EMPLOYEES. Identity shall not be obligated to hire any employees of Geographics or the Business. Geographics will be solely responsible for terminating employees who work in the Business. All employee-related costs and expenses will be retained by Geographics, including without limitation all severance or separation costs.

        1.6 INVENTORY. The Purchase Price (as hereafter defined) will be adjusted dollar-for-dollar as set forth herein, if, on the Closing Date, the value of the Inventory that is good, usable and salable in the ordinary course of business, as determined in accordance with generally accepted accounting principles (the "Inventory Value"), on a cost basis (based on unit cost at September 30, 1997, except raw materials which are valued at current costs, as determined by Geographics) is more or less than $666,767. In order to assess Geographics' Inventory Value, Identity may, at its option, conduct a physical count of the Inventory immediately prior to the Closing Date. The Inventory Value will not be reduced prior to the Closing to account for Obsolete Inventory unless Identity and the Bank mutually agree otherwise. The purchase price for the Assets will be reduced or increased on the Closing Date by the amount of any mutually agreed variation in Inventory Value based upon the physical count. Not later than 45 days after the Closing (the "Determination Period"), Geographics shall deliver to Identity and the Bank, Geographics' calculation of Obsolete Inventory (defined below) value to the extent not previously taken into account in calculating Inventory Value. For purposes of determining the Obsolete Inventory value, items which are determined to not be good, useable or salable in the ordinary course of business and the value of any amounts of finished goods inventory (based on unit cost at September 30, 1997, as determined by Geographics) which exceed the actual sales of the Business for the 12 month period immediately preceding the Closing (the "Obsolete FG Inventory") will be deemed to be Obsolete Inventory. Any new stock keeping units ("SKUs") that have been added to the plan-o-grams of major customers since October 1997 will not be considered to be Obsolete Inventory and any returns of any such SKUs will not be charged back to Geographics (the "Plan-o-Grams Inventory"). Any work in process inventory which is mutually determined to be not salable in the ordinary course of business (the "Obsolete WIP Inventory", and, collectively with the Obsolete FG Inventory, the "Obsolete Inventory") will be deemed to be Obsolete Inventory. In the event that Identity disagrees with Geographics' determination of the Obsolete Inventory value and Identity and the Bank cannot agree as to the

Obsolete Inventory value within 30 business days after the end of the Determination Period, then Identity and the Bank shall select a firm of independent accountants reasonably acceptable to Identity and the Bank and such firm shall be responsible for determining the Obsolete Inventory value for purposes of this Section 1.6. The undisputed amount of any downward adjustment for Obsolete Inventory shall be immediately paid to Identity out of the Escrow Fund (as hereafter defined). The balance of the Obsolete Inventory value, if any, as finally determined will be promptly paid to Identity out of the Escrow Fund or, if the Escrow Fund has been fully disbursed, promptly paid by the Bank to Identity.

        1.7 TRANSITION PERIOD. Title to all the Assets and risk of loss shall pass to Identity as of the Closing Date. However, in order to facilitate the transfer of the Assets and Business, Geographics shall permit Identity to maintain the Assets in Geographics' plant after Closing for such period to be determined by Identity in its discretion but in any event not longer than 90 days after the Closing Date (the "Transition Period"). During the Transition Period, manufacturing of products for the Business shall continue to be performed in Geographics' plant by Geographics' employees under the direction of Identity. Identity shall reimburse Geographics for (i) actual, direct labor costs, including, but not limited to direct supervisory costs, the cost of one customer service representative, payroll taxes and benefits incurred by Geographics in manufacturing and shipping products for Identity and (ii) actual shipping expenses. Identity shall pay to Geographics the sum of $1.00 as rent for the Transition Period in consideration for the use of a portion of Geographics' plant to manufacture, store and ship products for the Business, which rent amount shall be the sole payment to Geographics for all costs (including without limitation utilities), other than direct labor costs and actual shipping expenses associated with Identity's use of Geographics' manufacturing plant during the Transition Period. During the Transition Period, Identity shall be named as an additional insured under Geographics' casualty and liability insurance policies.

        1.9 CONVEYANCE BY GEOGRAPHICS. In consideration of Identity's execution and performance of this Agreement, including delivery of the Purchase Price, Geographics hereby quitclaims to Identity Geographics' remaining interest (if any) in the Assets following the foreclosure sale contemplated hereunder.
In addition, Geographics hereby sells, conveys and transfers directly to Identity the Assets listed on SCHEDULE 1.9.

        2.      PURCHASE PRICE; PAYMENT TERMS.

        2.1 PURCHASE PRICE. The aggregate purchase price for the Assets shall be $6,795,000, subject to adjustment in accordance with Section 1.6 above. The purchase price as determined pursuant to this Section 2.1 and subject to adjustment in accordance with Section 1.6 is referred to herein as the "Purchase Price".

        2.2 PAYMENT OF PURCHASE PRICE. At the Closing, Identity shall pay to the Bank the Purchase Price (less the amount of the Escrow Fund) by wire transfer of immediately available funds to an account designated by the Bank.

        2.3 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Assets in accordance with SCHEDULE 2.3. The parties shall report consistently with such allocations on all income tax returns and other statements (including, without limitation, filing of Form 8594) and in the course of any tax audit, tax review or tax litigation relating thereto.

        2.4 AD VALOREM PERSONAL PROPERTY TAX. At the Closing, ad valorem property taxes with respect to the Assets shall be prorated for the calendar year in which the Closing occurs and Geographics shall be responsible for any ad valorem property tax incurred prior to the Closing.

        3.      CLOSING.

        3.1     TIME AND PLACE OF CLOSING; ESCROW.

                (a) The Closing of the sale and purchase of the Assets provided for in Section 1 shall take place on such date and at such place as may be mutually agreed by the parties but in no event later than the earlier of May 6, 1998 or three business days after all of the conditions specified in
Section 4 have been fulfilled. The date of the Closing is herein referred to as the "Closing Date".

                (b) At the Closing $200,000 will be placed in escrow (the "Escrow Fund") in accordance with the terms and provisions of an escrow agreement between Identity, Geographics, the Bank and Lawyers Title Insurance Corporation, as escrow agent (the "Escrow Agent") in the form attached hereto as
EXHIBIT 3.1(b) (the "Escrow Agreement"). The terms and conditions relating to disbursement of the Escrow Fund will be as set forth in the Escrow Agreement.

        3.2     ITEMS TO BE DELIVERED AT THE CLOSING.

                (a) ITEMS TO BE DELIVERED BY THE BANK. At the Closing, the Bank shall deliver or cause to be delivered to Identity:

                        (i)     an executed Bill of Sale in the form of
EXHIBIT 3.2(a)(i)(A) attached hereto, an Assignment of Intellectual Property Rights in the form of EXHIBIT 3.2(a)(i)(B) attached hereto, and such other assignments and other instruments or documents as may be requested by Identity as necessary to effect the transfer of all the Bank's right, title and interest in and to the Assets to Identity;

                        (ii) all third party consents and releases of liens necessary for the consummation of the transactions contemplated hereby;

                        (iii) the Escrow Agreement and such other documents as Identity shall reasonably request.

                (b) ITEMS TO BE DELIVERED BY GEOGRAPHICS. At the Closing, Geographics shall deliver or cause to be delivered to Identity:

                        (i) a copy of resolutions of the board of directors of Geographics authorizing the execution, delivery and performance of this Agreement by Geographics, and an executed certificate of its secretary or assistant secretary that such resolutions were duly adopted and are in full force and effect as of the Closing Date;

                        (ii) an executed certificate of Geographics, dated as of the Closing Date, certifying that (A) all conditions and covenants which Geographics was required to have complied with prior to the Closing have been fulfilled and (B) all of the representations and warranties of Geographics contained in Section 5 are true and accurate;

                        (iii) all third party consents and releases of liens necessary for the consummation of the transactions contemplated hereby;

                        (iv) an opinion of counsel to Geographics in substantially the form of EXHIBIT 3.2(b)(iv) attached hereto; and

                        (v) the Escrow Agreement and such other documents as Identity and/or the Bank shall reasonably request.

                (c) ITEMS TO BE DELIVERED BY IDENTITY. At the Closing, Identity shall deliver or cause to be delivered to Geographics and/or the Bank:

                        (i)     evidence of the wire transfer referred to in
Section 2.2;

                        (ii) a copy of resolutions of the board of directors of Identity authorizing the execution, delivery and performance of this Agreement by Identity, and an executed certificate of its secretary or assistant secretary that such resolutions were duly adopted and are in full force and effect as of the Closing Date;

                        (iii) an executed certificate of Identity, dated as of the Closing Date, certifying that (A) all conditions and covenants which Identity was required to have complied with prior to the Closing have been fulfilled and (B) all of the representations and warranties of Identity contained in Section 6 are true and accurate;

                        (iv)    an opinion of counsel to Identity in
substantially the form of EXHIBIT 3.2(c)(iv) attached hereto; and

                        (v) the Escrow Agreement and such other documents as the Bank and/or Geographics shall reasonably request.

        3.3 CLOSING COSTS. All sales, use or similar taxes, of any nature whatsoever, applicable to, or resulting from, the sale and purchase of the Assets shall be paid by Geographics, except that ad valorem personal property taxes shall be prorated for the calendar year in which the Closing occurs as provided in Section 2.4 above.

        3.4 FURTHER ASSURANCES. On and after the Closing Date, each party shall execute all certificates, instruments and documents and take all actions reasonably requested by one of the other parties to effectuate the purposes of this Agreement and to consummate and evidence the consummation of the transactions contemplated hereby.

        4.      CONDITIONS TO CLOSING.

        4.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF IDENTITY. The obligations of Identity to consummate the purchase of the Assets under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived solely by Identity):

                (a) all representations and warranties of Geographics shall be true and correct as of the Closing Date with the same effect as though made again at and as of the Closing Date;

                (b) Geographics shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by Geographics prior to or at the Closing;

                (c) Identity shall have received, in form and substance satisfactory to Identity and its counsel, each and every other closing document required to be delivered to it by Geographics under this Agreement, including without limitation, copies of all third party consents and releases of liens required for consummation of the transactions contemplated hereby;

                (d) there shall not have been commenced any action or proceeding in state or federal court or by or before any administrative body challenging or seeking to prevent the consummation of this Agreement, and there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the sale and purchase of the Assets pursuant to this Agreement;

                (e) the transactions contemplated by this Agreement shall have been approved by any federal, state, local and foreign governmental or regulatory authority or self-regulatory body the approval of which is required to permit consummation thereof,

                (f) Identity shall have received a certificate dated the Closing Date from the Secretary of Geographics as to bylaws and incumbency;

                (g) Identity shall have received (i) a copy, certified by the Secretary of State of Wyoming, of the articles of incorporation of Geographics and (ii) a good standing certificate for Geographics from the Secretary of State of Wyoming;

                (h) there shall not have occurred any material adverse change in the Business or Assets since September 30, 1997;

                (i) all representations and warranties of the Bank shall be true and correct as of the Closing Date with the same effect as though made again at and as of the Closing Date;

                (j) the Bank shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by the Bank prior to or at the Closing;

                (k) Identity shall have received, in form and substance satisfactory to Identity and its counsel, each and every other closing document required to be delivered to it by the Bank under this Agreement, including without limitation, copies of all third party consents and releases of liens required for consummation of the transactions contemplated hereby; and

                (l) Identity shall have received a copy of the Core Business Collateral Surrender and Foreclosure Agreement executed by the Bank and Geographics.

        4.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF GEOGRAPHICS. The obligations of Geographics to consummate the purchase of the Assets under this Agreement is subject to the fulfillment, prior to or at the Closing, of the following condition (which may be waived solely by Geographics):

                (a) settlement shall have occurred in connection with all OfficeMax invoices credited to Identity.

        4.3 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BANK. The obligations of the Bank to consummate the purchase of the Assets under this Agreement is subject to the fulfillment, prior to or at the Closing, of the following condition (which may be waived solely by the Bank):

                (a) Geographics has surrendered possession to the Assets to the Bank and there is no stay under 11 USC Section 362 that would prevent the Closing; and

                (b)     No party with the right to redeem the Assets under
Section 62A.9-506 has redeemed in accordance with such section prior to the Closing.

        5. REPRESENTATIONS AND WARRANTIES OF GEOGRAPHICS. Geographics represents and warrants as follows:

        5.1 ORGANIZATION, STANDING AND AUTHORITY OF GEOGRAPHICS. Geographics is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming and where the Business is now being conducted, except where the failure to do so would not have a material adverse effect on Geographics, and has full corporate power and authority to enter into and perform this Agreement.

        5.2 AUTHORIZATION OF AGREEMENT. On the Closing Date, the execution, delivery and performance of this Agreement by Geographics shall have been duly authorized by all necessary corporate action of Geographics. This Agreement constitutes the valid and binding obligation of Geographics enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        5.3 NO CONFLICT, CONSENTS. The execution, delivery and performance of this Agreement by Geographics will not (i) conflict with its articles of incorporation or by-laws; (ii) conflict with, or result in the breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree, to which Geographics is a party or by which any of its properties is bound, except for any conflicts, breaches, terminations or defaults that would not in the aggregate have a material adverse effect on Geographics' ability to consummate the sale of the Assets or on the Business; (iii) violate any law or regulation applicable to Geographics the enforcement of which would have a material adverse effect on Geographics' ability to consummate the sale of the Assets pursuant to this Agreement or on the Business; or (iv) result in the creation of any lien, charge or encumbrance upon any of the Assets other than liens, charges or encumbrances that do not in the aggregate materially detract from the value of, or materially interfere with, the Business. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of Geographics in connection with the execution, delivery and performance of this Agreement.

        5.4 FINANCIAL STATEMENTS. The unaudited statements of assets, liabilities, revenue, direct labor costs and direct material purchases for the 6 month period ended on September 30, 1997 of the Business, a copy of which is included in SCHEDULE 5.4 (the "Financial Statement"), accurately represents the financial position and the results of operations of the Business as at such date and for the period then ended. Geographics makes no representation as to, and expressly disclaims, any forecast of future results, whether verbal or written.

        5.5 ABSENCE OF CERTAIN LIABILITIES AND CHANGES. Since the date of the Financial Statement and other than the voluntary transfer of the Assets to the Bank, there has not been any material adverse change in the Assets or in the financial condition, business or results of operations of Geographics. Without limiting the foregoing, since the date of the Financial Statement, there has not occurred any:

                (a) sale, mortgage, encumbrance, lease, license or other disposition of any of the Assets, except for sales of inventory in the ordinary course of business;

                (b)     damage, destruction or loss affecting the Assets; or

                (c) any incurrence of indebtedness or other liabilities other than trade payables in the ordinary course of business.

        5.6 TITLE TO ASSETS. Geographics has good title to the Assets, free and clear of any and all liens, claims and encumbrances other than (i) the Bank's security interest and interests junior thereto; (ii) minor imperfections of title, if any, that are not substantial in character, amount or extent and do not materially detract from the value of the property subject thereto, or materially interfere with the manner in which it is currently being used by the Business, or materially impair the operations of the Business and (iii) taxes and general and special assessments not in default and payable without penalty or interest.

        5.7 CONDITION OF ASSETS. The Assets constitute all of the property, plant and equipment necessary for the manufacture of the products sold in the Business as currently conducted. The Inventory is of a quantity and quality usable in the ordinary course of business. The Equipment is useful in the conduct of the Business and is in good condition and working order, except for
(i) normal wear and tear and (ii) obsolete items or items below standard quality as to which appropriate provision has been made on the books of the Business in accordance with generally accepted accounting principles.

        5.8 INTELLECTUAL PROPERTY RIGHTS. SCHEDULE 5.8 lists all trademarks, service marks, service names, trade names, design rights, patents, copyrights, trade secrets, inventions, processes, formulae, and other intellectual property rights (collectively, the "Intellectual Property") which are owned, used or licensed by Geographics and used in the Business except that Intellectual Property shall specifically exclude Seller's intellectual property rights to the Prism design and the Colorlights trademark. To Geographics' knowledge, except as set forth in SCHEDULE 5.8, none of the Intellectual Property conflicts with or infringes in any material respect any United States, Canadian or Australian proprietary right of any third party, and no one has asserted a claim against Geographics alleging any such conflict or infringement.

        5.9 TAXES. Geographics has timely filed with the appropriate governmental agencies all tax returns and reports required to have been filed by Geographics on or before the Closing Date. Geographics has paid or adequately reserved for all taxes, interest and other governmental charges which have become due pursuant to such returns and all other taxes, interest and governmental charges which have become due and payable on or before the Closing Date. To the best of Geographics' knowledge, there are no audit examination, deficiency, refund litigation or matter in controversy with respect to which an adjustment to any tax item has been asserted in writing, except as set forth in
SCHEDULE 5.9.

        5.10 CONTRACTS. SCHEDULE 5.10 contains a list of all Contracts, including without limitation contracts, understandings, licenses or leases (written and oral) that are material to the Assets or the Business, including
(a) all commitments and agreements for the purchase of any materials or supplies that involve an expenditure by Geographics of more than $25,000 for any one contract; (b) all leases and other rental agreements under which Geographics is either lessor or lessee that involve annual payments or receipts of $25,000 or more; and (c) all other orders, leases, commitments, agreements, instruments (including but not limited to mortgages, indentures and other agreements and instruments relating to indebtedness for borrowed money) to which Geographics is a party or by which it or the Assets are bound that require a payment by Geographics of more than $25,000. Geographics has provided Identity with copies of all material written Contracts. To the best of Geographics' knowledge, all Contracts are valid and binding and in full force and effect, except as noted in
SCHEDULE 5.10. Neither Geographics nor, to Geographics' knowledge, any other party to such Contracts is in default, nor to the knowledge of Geographics is there any basis for any claim of default.

        5.11 EMPLOYEE MATTERS. Geographics is not a party to or bound by any employment agreement or any collective bargaining or other labor agreement, or any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, retainer, consultant, bonus, group insurance or other incentive or welfare contract, plan or arrangement relating to the Business except as set forth on SCHEDULE 5.11 (the "Plans"). Except as set forth on
SCHEDULE 5.11, Geographics has (and upon consummation of the transactions contemplated by this Agreement will have) no liability with respect to the applicable provisions of the Employee

Retirement Income Security Act of 1974, as amended ("ERISA"), any other similar federal or state statute, or under the Plans to the Pension Benefit Guarantee Corporation. None of the Plans is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA. Except as set forth on SCHEDULE 5.11, to the best knowledge of Geographics, Geographics has complied with respect to the Plans in all material respects with the reporting and disclosure requirements of ERISA.

        5.12 LITIGATION; COMPLIANCE WITH LAWS. There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Geographics' knowledge, threatened against Geographics, the Assets or the Business or that would enjoin, restrain, condition or prohibit consummation of this Agreement or any of the transactions contemplated herein, or which, if adversely determined, would have a material adverse effect upon the Business except as set forth on SCHEDULE 5.12. (i) Geographics is not in violation of any applicable law, regulation, ordinance, or any other applicable requirement of any governmental body or court, including, without limitation, antitrust, environmental and securities laws, which violation would have a material adverse effect upon the Business (ii) no notice has been received by Geographics alleging any such violation and (iii) Geographics is not aware of any allegation of any such violation.

        5.13 INSURANCE. Geographics maintains and will maintain through the Closing Date levels of coverage under policies of insurance now in effect and which Geographics believes to be adequate with respect to the Business and the Assets. SCHEDULE 5.13 sets forth all such policies of insurance which are in effect with respect thereto.

        5.14    FOREIGN SALES.  To Geographics' knowledge, part 1 of
SCHEDULE 5.14 lists all sales by Geographics' foreign subsidiaries and affiliates for each of 1996 and 1997 (through October 31), categorized to provide monthly dollar equivalent and unit sales by product and customer for each such year. Part 2 of SCHEDULE 5.14 sets forth current selling prices for each product by customer and current rebates, advertising and/or other similar allowances, if any, for each customer.

        5.15 DISCLOSURE. (a) No representation or warranty made by Geographics in this Agreement or any document delivered pursuant hereto or in connection herewith omits to state a material fact necessary to make the statements contained herein or therein not misleading.

                (b) There is no fact known to Geographics (other than general economic or industry conditions) that may materially adversely affect the Assets or the Business that has not been disclosed in this Agreement.

        6. REPRESENTATIONS AND WARRANTIES OF IDENTITY. Identity represents and warrants as follows:

        6.1 IDENTITY'S ORGANIZATION. Identity is a corporation duly organized, validly existing and in good standing under the law of the State of Tennessee and has the full corporate power and authority to enter into and to perform this Agreement.

        6.2 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance of this Agreement by Identity have been duly authorized by all necessary corporate action of Identity and this Agreement constitutes the valid and binding obligation of Identity enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        6.3 NO CONFLICT, CONSENTS. The execution, delivery and performance of this Agreement by Identity will not (i) conflict with its charter or by-laws;
(ii) conflict with, or result in the breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree, to which Identity is a party or by which any of its properties is bound, except for any conflicts, breaches, terminations or defaults that would not in the aggregate have a material adverse effect on Identity's ability to consummate the purchase of the Assets; or (iii) violate any law or regulation applicable to Identity the enforcement of which would have a material adverse effect on Identity's ability to consummate the purchase of the Assets pursuant to this Agreement. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of Identity in connection with the execution, delivery and performance of this Agreement.

        6.4 LITIGATION. There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Identity's knowledge, threatened against or with respect to Identity that question the validity of this Agreement or any action taken or to be taken by Identity in connection with this Agreement or that, if adversely determined, would have a material adverse effect upon Identity's ability to perform its obligations under this Agreement.

        7.      REPRESENTATIONS AND WARRANTIES OF THE BANK.

        7.1 THE BANK'S ORGANIZATION. The Bank is a national banking association duly organized and validly existing and has the full corporate power and authority to enter into and to perform this Agreement and the Foreclosure.

        7.2 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance of this Agreement by the Bank and the taking of possession of the Assets from Geographics have been duly authorized by all necessary corporate action of the Bank and this Agreement constitutes the valid and binding obligation of the Bank enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        7.3 FIRST PRIORITY LIEN AND POSSESSION OF ASSETS. The Bank warrants and represents that, subject to the conditions stated below: (i) it has a valid, perfected, security interest in the Assets, which is senior to any other interest in the Assets arising under Article 9 of the Uniform Commercial Code ("UCC") as adopted in the State of Washington; and (ii) the Assets hereby transferred are the collateral of the Bank pursuant to such security interests; and (iii) it has effectively taken possession of the Assets in full compliance with Article 9 of the UCC as adopted in Washington; and (iv) it is making disposition to Identity pursuant to and in full compliance with the private sale provisions of UCC Section 9-504, as adopted in Washington, including without limitation the notice provisions thereof, and, accordingly, to the extent Identity is a good faith purchaser for value, Identity is acquiring all of the rights provided in such Sections to a good faith purchaser for value. Notwithstanding the foregoing, the transfer and sale provided herein, and the above warranties and representations shall apply to the Assets only to the extent that: (a) a security interest in the Assets was capable of being created through the execution and delivery of one or more security agreements (assuming the existence of the conditions otherwise required for the creation of a security interest under Article 9 of the UCC as adopted in Washington); and
(b) such security interest was capable of being perfected by appropriate filings being made in the filing offices of the appropriate offices in Washington; and
(c) with respect to assets such as contract rights, personal property leases and licenses, repossession, foreclosure and sale under UCC Section 9-504 may be accomplished without prior notice to the parties (other than Geographics) to such contracts, leases and licenses.

        8.      FURTHER COVENANTS OF THE PARTIES.

        8.1 ACCESS TO INFORMATION. From the date of this Agreement to and including the Closing Date, Geographics shall (a) give to Identity and its counsel, accountants and other representatives reasonable access during normal business hours to examine and make copies of all books, agreements, records, files and documents relating exclusively to the Business and the Assets and
(b) cause its employees, officers, attorneys and accountants to furnish such additional information with respect to the Business and the Assets as Identity may reasonably request.

        8.2 COOPERATION. From the date of this Agreement to and including the Closing Date, each party shall cooperate with the other parties and such other parties' counsel and accountants in connection with any steps required to be taken as part of its obligations under this Agreement. Each party shall use its best efforts to cause all conditions to the parties' obligations to effect the Closing under this Agreement to be satisfied and to obtain all consents and approvals necessary for the due and punctual performance of this Agreement and for the satisfaction of the conditions hereof.

        8.3 CONDUCT OF THE BUSINESS PENDING THE CLOSING. From the date of this Agreement to and including the Closing Date, except as otherwise permitted in SCHEDULE 8.3, Geographics shall operate the Business in the ordinary course and so as to maintain the value of the Business and the Assets. Without limiting the generality of the foregoing, from the date of this Agreement to and including the Closing Date Geographics shall not (a) transfer, sell or dispose of the Assets to or on account of any person, (b) make any changes (whether by sale, destruction, pledge, lease or otherwise) in or with respect to the Assets or (c) establish or adopt any employee benefit plan, or pay any bonus or similar payment to, or increase the compensation of any employee of the Business in each case except in the ordinary course of business.

        8.4 USE OF PACKAGING MATERIAL. Identity shall have the right to use in the ordinary conduct of the Business after the Closing all existing packaging and printed materials included in the Assets. Identity also shall have the right to reorder similar packaging and printed materials to meet its needs during the ninety days after the Closing. Geographics hereby grants to Identity a limited, non-exclusive right to use any of Geographics' trademarks and tradenames, except the Colorlights trademark, which appear on any such presently existing or reordered packaging and materials in the ordinary course of business for two years after the Closing. Identity shall have a limited use of the Prism design exclusively in the Retail Sign portion of the Business until all inventory existing as of the Closing possessing the Prism design is depleted.

        8.5 ADVICE OF CLAIMS. From the date of this Agreement to and including the Closing Date, Geographics shall promptly advise Identity of the commencement or notice of any material litigation or proceeding affecting the Business or the Assets of which Geographics has knowledge.

        8.6 NOTICE BY IDENTITY. From the date of this Agreement to and including the Closing Date, Identity shall promptly advise Geographics of any material adverse change in, or any event (other than one generally known to the public) that is reasonably foreseeable may have a material adverse effect on, Identity or that would impair Identity's ability to perform its obligations under this Agreement.

        8.7 PUBLICITY. None of the parties hereto shall issue any press release or public announcement of any kind concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other parties.

        8.9 PRESERVATION OF RECORDS. Identity agrees that it shall preserve and keep the records of the Business acquired by it pursuant to this Agreement for a period consistent with its customary practice of record retention, or for any longer period as may be required by any government agency or ongoing litigation, and shall make such records available to Geographics as may be reasonably required by Geographics in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Geographics or in connection with any tax examination of or preparation of a tax return by Geographics. In particular, Identity will permit Geographics to have full access at any reasonable time and on reasonable notice for one year after the Closing Date, to all tax returns and supporting papers therefore acquired from Geographics relating to the Business.

        8.10 TERMINATION FEE. In the event that this Agreement is terminated by Geographics pursuant to Section 11.1(e) below, and, on or before May 6, 1998, Geographics has entered into a definitive agreement with respect to such a Superior Offer (as defined in Section 8.12 below), Geographics shall immediately pay to Identity a termination fee of $500,000 as compensation for Identity's efforts in connection with the Acquisition.

        8.11 BROKERS. Each of the parties shall be solely responsible for its respective costs and expenses of any broker or finder retained by it in connection with the transactions contemplated by this Agreement.

        8.12    NO SOLICITATION.  Neither the Bank nor Geographics will
(i) initiate, solicit, or encourage, directly or indirectly, any inquiries or the making of any proposals that constitutes or is reasonably likely to lead to, any Acquisition Proposal (as hereinafter defined), (ii) engage in negotiations or discussions with any third party relating to an Acquisition Proposal, or
(iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding anything to the contrary contained herein, Geographics and its Board of Directors may participate in discussions or negotiations with, or furnish information to, any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") if Geographics' Board of Directors is advised by its financial advisor that such Potential Acquiror is reasonably financially capable of consummating the Acquisition Proposal, and the Board determines in good faith (A) after receiving advice from its financial advisor that such Acquisition Proposal is a Superior Proposal (as defined below), and (B) based upon the advice of outside legal counsel, that the failure to participate in such discussions or negotiations or to approve an Acquisition Proposal would violate the Board's fiduciary duties under applicable law. For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide proposal, whether in writing or otherwise, made by a third party to acquire all or a material portion of the Business, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or any similar transaction, including any single or multiple step transaction or series of related transactions. The term "Superior Proposal" means any "Acquisition Proposal" which the Board of Directors determines in good faith to be more favorable to Geographics and its stockholders than the purchase and sale pursuant to the terms of this Agreement (based on the advice of Geographics' financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for herein), which, in the good faith reasonable judgment of the Board of Directors, after receiving advice from its financial advisor, is reasonably capable of being financed by such third party.

        8.13 POST-CLOSING COOPERATION. After the Closing, without further consideration: Geographics and the Bank shall take all such further actions and execute, acknowledge and deliver all such further consents and other documents as Identity may reasonably request to facilitate or effect the transactions contemplated by this Agreement, including without limitation and such further acts, deeds, transfers, conveyances, assignments, powers of attorney or assurances as may be required to transfer, assign, convey and grant to Identity all of the Assets in accordance with the terms hereof.

        8.14 POST-CLOSING CUSTOMER ORDERS. (a) Geographics shall transmit to Identity, promptly upon receipt, any customer orders for products relating to the Business received by Geographics after the Closing Date.

        (b) With respect to any customer orders which are received by Geographics electronically or otherwise prior to conversion of customer ordering procedures to reflect sale of the Business to Identity, Geographics will promptly transmit such orders to Identity for completion. During the Transition Period, if requested by Identity, the products will be shipped and invoiced to the customer by Geographics. Identity shall invoice Geographics daily (or at such other intervals not more frequently than daily) as Identity may elect and each invoice shall be payable in full not later than 45 days after the invoice date.

        8.15 POST-CLOSING PAYMENTS. After the Closing, Geographics shall promptly remit to Identity any payments received for products relating to the Business shipped after the Closing.

        8.16 BASIC ASSUMPTIONS. Identity and Geographics shall comply with the additional procedures and plans of action specified on SCHEDULE 8.16 in connection with the treatment of transactions occurring subsequent to the Inventory Date and to the extent that the terms hereunder conflict with such
SCHEDULE 8.16, SCHEDULE 8.16 shall control.

        9.      INDEMNIFICATION AND RELATED MATTERS.

        9.1     INDEMNIFICATION.

                (a) Geographics agrees to indemnify, defend and hold Identity harmless from and against any and all liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees, incurred by Identity resulting from any of the following: (i) a breach of any of the representations and warranties of Geographics contained in this Agreement or in any written statement, agreement or certificate delivered to Identity in connection with this Agreement or the transactions contemplated hereby, (ii) any breach of any covenants or agreements made by Geographics in this Agreement, (iii) any liabilities and obligations of Geographics, except for obligations under executory contracts expressly assumed by Identity, (iv) the conduct of the Business, or any occurrence in connection with the Assets, prior to the Closing, including any injury or damage to person or property resulting or arising from products manufactured or sold by Geographics, (v) failure by Geographics to comply with any applicable bulk sales law, (vi) any damages incurred by Identity as a result of a breach by Geographics of Section 5.6 hereof and in connection with any claim of a security interest senior to the Bank in the Assets transferred to Identity hereunder, (vii) any costs or expenses related to employees of Geographics or the Business, including without limitation any severance or separation costs, except those costs reimbursed pursuant to
Section 1.7 hereof, or (viii) any liability associated with the litigation identified on SCHEDULE 5.12; (all of the foregoing being collectively referred to as "Geographics' Indemnified Liabilities") provided, however, that Geographics shall not have any liability under this Section 9.1(a) until Geographics' Indemnified Liabilities exceed in the aggregate $25,000, and then only for the amount by which such Liabilities exceed $25,000; provided, however, that the aggregate amount of Geographics' Indemnified Liabilities under this
Section 9.1(a) shall in no event exceed the Purchase Price. Notwithstanding the foregoing, subsection (vi) above is not subject to the $25,000 basket. Any amounts payable by Geographics pursuant to this Section 9.1(a) shall be net of insurance proceeds, if any, received by Identity in respect of Geographics' Indemnified Liabilities.

                (b) Identity agrees to indemnify, defend and hold Geographics harmless from and against any and all liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees, incurred by Geographics resulting from any of the following: (i) a breach of any of the representations and warranties of Identity contained in this Agreement or in any written statement, agreement or certificate delivered to Geographics in connection with this Agreement or the transactions contemplated hereby, (ii) any breach of any covenants or agreements made by Identity in this Agreement,
(iii) any gross negligence or willful misconduct by Identity in managing the Business during the Transition Period, or (iv) the conduct of Identity's business after the Closing, or Identity's ownership or use of the Assets after the Closing (other than injury or damage to person or property resulting or arising from products manufactured or sold by Geographics or claims asserting that the sale of the Assets to Identity was in violation of applicable legal requirements) (all of the foregoing being collectively referred to as "Identity's Indemnified Liabilities"); provided, however that Identity shall not have any liability under this Section 9.1(b) until Identity's Indemnified Liabilities exceed in the aggregate $25,000, and then only for the amount by which such Liabilities exceed $25,000; provided, however that the aggregate amount of Identity's Indemnified Liabilities under this Section 9.1(b) shall in no event exceed the Purchase Price. Any amount payable by Identity pursuant to this Section 9.1(b) shall be net of insurance proceeds, if any, received by Geographics in respect of Identity's Indemnified Liabilities.

                (c) The Bank agrees to indemnify, defend and hold Identity harmless from and against any and all liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees, incurred by Identity resulting from any of the following: (i) a breach of any of the representations and warranties of the Bank contained in this Agreement or in any written statement, agreement or certificate of the Bank delivered to Identity in connection with this Agreement or the transactions contemplated hereby, (ii) any breach of any covenants or agreements made by the Bank in this Agreement, (iii) any failure or alleged failure by the Bank to comply with any applicable legal requirements including without limitation Article 9 of the RCW, in connection with the perfection of its security interest in the Assets, the taking of possession of the Assets by the Bank, or the sale of the Assets to Identity as contemplated by this Agreement or (iv) any damages incurred by Identity as a result of a breach of Section 7.3 hereof and in connection with any claim of a security interest superior to the Bank in the Assets transferred to Identity hereunder. Notwithstanding the foregoing, the Bank's aggregate liability hereunder shall be limited to the net Purchase Price received by the Bank.

                (d) Identity agrees to indemnify, defend and hold the Bank harmless from and against any and all liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees, incurred by the Bank resulting from any of the following: (i) a breach of any of the representations and warranties of Identity contained in this Agreement or in any written statement, agreement or certificate of Identity delivered to the Bank in connection with this Agreement or the transactions contemplated hereby and (ii) any breach of any covenants or agreements made by Identity in this Agreement. Notwithstanding the foregoing, Identity's aggregate liability hereunder shall be limited to the net Purchase Price received by the Bank.

        9.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Geographics, Identity or the Bank contained in this Agreement or any written statement, certificate, instrument, schedule or other document delivered pursuant hereto shall survive the Closing until the expiration of three years from the Closing Date and any claim based upon said representations and warranties shall thereupon be of no further force and effect, except to the extent the claiming party shall have asserted in writing a specific claim prior to the expiration of such rights, in which event the other party shall remain liable with respect to such claim. Identity acknowledges and agrees that it has been furnished with or given adequate access to such information about the Equipment as it shall have requested and that it has made its own investigation into, and based thereon it has formed an independent judgment concerning, the Equipment. It is therefore expressly understood and agreed that, except as otherwise specifically set forth Section 5.6 and 5.7, Identity accepts the condition of the Equipment "AS IS, WHERE IS" and Geographics makes no representations, warranties or guarantees as to the condition, size, extent, quantity, type or value of the Equipment.

        9.3 CLAIMS PROCEDURE. If a party (the "Indemnified Party") is threatened in writing with any claim, or any claim is presented in writing to or any action or proceeding formally commenced against such party, which may give rise to the right of indemnification hereunder (a "Claim"), the Indemnified Party shall promptly give written notice thereof

(specifying in reasonable detail the basis for the Claim and, to the extent known, the amount thereof) to the other party (the "Indemnifying Party").
The Indemnifying Party shall have the right, at its sole cost and expense, to participate, and, to the extent the Indemnifying Party so desires, assume the defense of such Claim with counsel mutually satisfactory to the parties upon prompt notice to the Indemnified Party of its intent to defend such Claim.
If the Indemnified Party requests in writing that such Claim not be contested, then it shall not be contested but shall not be covered by the indemnities provided herein. The Indemnifying Party may settle a Claim which it has duly elected to contest without the consent of the Indemnified Party unless such settlement will have a material adverse effect upon the Indemnified Party, in which case such Claim shall be settled only with the consent of the Indemnified Party. In the event that the Indemnified Party unreasonably declines to consent to such settlement, then the Indemnified Party shall have no right to indemnification beyond the amount of the proposed settlement. The Indemnified Party shall cooperate with the Indemnifying Party in the defense of any Claim, including, without limitation, by making records available to the Indemnifying Party and its legal counsel and permitting interview, depositions and testimony at trial of the Indemnified Party's employees. The Indemnifying Party shall keep the Indemnified Party fully informed regarding the progress and status of any Claim. In the event the Indemnified Party fails to follow the claim procedure specified in this Section 9.3 with respect to a Claim by any third party against the Indemnified Party, such failure shall not relieve the Indemnifying Party from liability hereunder except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

        10.     CONFIDENTIALITY.

        The obligations of the parties set forth in that certain Confidentiality Agreement dated July 11, 1997 between Geographics and Identity shall survive the execution and performance of this Agreement.

        11.     TERMINATION.

        11.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

        (a) by Identity, the Bank or Geographics if a material breach of any provision of this Agreement that materially adversely affects such party has been committed by one of the other parties and such breach has not been waived;

        (b) by Identity if any of the conditions in Section 4.1 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Identity to comply with its obligations under this Agreement) and Identity has not waived such condition on or before the Closing Date;

        (c)     by mutual consent of Identity, Geographics and the Bank; or

        (d) by Identity if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before May 6, 1998, or such later date as the parties may agree upon;

        (e) by the Bank if Geographics commences, or there is commenced against Geographics, a bankruptcy, reorganization, insolvency, receivership or similar proceeding.

        11.2    EFFECT OF TERMINATION.  Each party's right of termination under
Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section
8.10 and Section 9 will survive; provided that if this Agreement is terminated by a party hereto because of the breach of the Agreement by any other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of any other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

        12.     MISCELLANEOUS.

        12.1 NOTICES. All notices, demands and other communications called for or required by this Agreement shall be in writing and shall be addressed to the parties at their respective addresses stated below or to such other address as a party may subsequently designate by ten (10) days' advance written notice to the other parties. Communications hereunder she be deemed to have been received (i) upon delivery in person, (ii) five (5) days after mailing by U.S. certified mail, return receipt requested and postage prepaid, (iii) the second business day after depositing it with a commercial overnight carrier which provides written verification of delivery or (iv) the day of transmission by telefacsimile if sent before 2:00 p.m. recipient's time provided that a copy of such notice is sent on the same day by U.S. certified mail, return receipt requested and postage prepaid, with an indication that the original was sent by facsimile and the date of its transmittal:

                        To:     Geographics, Inc.
                                Attention:  Ronald S. Deans
                                1555 Odell Road, P.O. Box 1750
                                Blaine, WA 98231
                                Phone:  (360) 332-6711
                                Facsimile:  (360) 332-6352

                        To:     Identity Group, Inc.
                                Attention:  Donald J. Polak
                                1480 Gould Drive
                                Cookeville, TN 38506
                                Phone:  (931) 432-4000
                                Facsimile:  (931) 432-6477

                        To:     U.S. Bank National Association
                                Attention:  Roger Lundeen
                                Special Assets Group
                                U.S. Bank National Association
                                111 Southwest 5th Avenue, Suite 810
                                Portland, OR 97208
                                Phone:  (503) 275-6756
                                Facsimile:  (503) 275-5923

        12.2 FULL UNDERSTANDING. In executing this Agreement, each member of each party fully, completely and unconditionally acknowledges and agrees that it
(a) has had an equal opportunity to participate in drafting of this Agreement,
(b) has consulted with and had the advice and counsel of a duly licensed and competent attorney and that it has executed this Agreement after independent investigation, voluntarily and without fraud, duress or undue influence,
(c) expressly consents that this Agreement be given full force and effect according to each and every of its express terms and provisions and (d) agrees that no ambiguity shall be construed against any party based upon a claim that such party drafted the applicable language.

        12.3 ENTIRE AGREEMENT. This Agreement and all schedules and exhibits hereto contain all of the terms and conditions agreed upon by the parties relating to the subject matter hereof and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, communications and understandings of the parties, whether written or oral, respecting that subject matter other than the Confidentiality Agreement referred to in Section 10 hereof.

        12.4 MODIFICATION. No waiver or modification of this Agreement or any provision contained herein shall be valid unless in writing and duly executed by all parties hereto.

        12.5 NO WAIVER. Failure or delay on the part of any party in exercising any rights, power or privileges under this Agreement shall not be deemed a waiver of any exercise of any right, power or privilege.

        12.6 CAPTIONS AND CONSTRUCTION. Captions in this Agreement are for the convenience of the reader and are not to be considered in the interpretation of the terms of this Agreement.

        12.7 SURVIVAL. Neither the investigation by a party or the acceptance of delivery of property hereunder shall constitute a waiver of any covenant, representation, warranty, agreement, obligation or undertaking of a party hereunder, and the same shall survive and continue after the date hereof.

        12.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without regard to its conflict of laws principles.

        12.9 EXPENSES. Each of the parties shall pay its respective expenses, costs and fees (including, without limitation, attorneys' and accountants' fees) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

        12.10 EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and either original or facsimile counterparts have been delivered to the other party.

        12.11 INVALID PROVISIONS. If any one or more provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provisions shall not be affected thereby.

        12.12 TIME OF THE ESSENCE. Time is of the essence in the performance of each of the terms hereof with respect to the obligations and rights of each party hereto.

        12.13 BINDING EFFECT, ASSIGNMENT, NO THIRD PARTY RIGHTS. None of the parties shall assign or delegate or in any way transfer any rights, interests or obligations hereunder without the prior written consent of the other party; provided, however, that no such consent shall be required for Identity to assign part or all of its rights and duties hereunder to a subsidiary of Identity but no such assignment by Identity of its rights hereunder shall relieve Identity of any of its obligations under this Agreement. Subject to the foregoing restrictions, this Agreement shall be binding upon and inure to the benefit of each of Identity, Geographics, the Bank and their respective successors and assigns. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than Geographics, Identity and the Bank any legal or equitable right, remedy, or claim under or with respect to this Agreement.

        12.14 ARBITRATION. Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement shall be finally settled by binding arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") in effect at the time of the arbitration, or other such rules as mutually agreed. The arbitration shall be conducted in Chicago, Illinois, unless the Bank is a party thereto in which case arbitration shall be held in Portland, Oregon.

        The arbitrator shall permit such discovery as he or she determines is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditions and cost effective. The arbitrator's award shall be in writing, shall set forth the findings and conclusions upon which the arbitrator based the award, and shall be final and binding on the parties. The arbitrator will have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute, controversy or claim hereunder. Each party will bear its own costs and expenses in connection with any arbitration and 50% of the compensation to be paid to the arbitrator except that the arbitrator, in its sole discretion, may award reasonable attorney's fees to the prevailing party. Judgment upon the arbitrator's award may be entered in any federal or state court having jurisdiction thereof or having jurisdiction over the parties or their assets.

        Nothing contained in this Section 12.14 shall be construed to limit or preclude a party from bringing any action in any court of competent jurisdiction for injustice or other provisional relief to compel another party to comply with its obligations under this Agreement during the pendency of the arbitration proceedings.

        12.15 NON-COMPETITION. Geographics covenants and agrees that for a period of five (5) years following the Closing, Geographics shall not, directly or indirectly, in the United States of America, Australia, Canada or in any other country of the world in which the Geographics has done business at any time during the last three (3) years prior to the Closing, engage, whether as principal or as agent, alone or in association with any other Person in a Competing Business. For purposes of this Agreement, the term "Competing Business" shall mean any person, corporation or other entity which sells or attempts to sell any products or services which are the same or substantially similar to the products sold by Geographics at any time and from time to time during the last three (3) years prior to the Closing in connection with the Business. Identity acknowledges and agrees that products or services currently offered for sale by Geographics' paper products business segment, and products and services that are substantially similar to those currently offered for sale by the Geographics' paper products business segment, (including, without limitation, the products currently known as geoposterboard, geopostersign and retailsign) are not competing products. Identity further agrees that it will not use the trademarks and tradenames purchased hereunder on paper products which are substantially similar to paper products sold by Geographics. Geographics further agrees that after the Closing it will not, directly or indirectly, purchase for resale any products of Identity with out Identity's prior consent in each instance.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

                                                GEOGRAPHICS, INC.


                                                By: /s/ Ronald S. Deans
                                                   ---------------------------
                                                   Name:  Ronald S. Deans
                                                   Title: President


                                                IDENTITY GROUP, INC.


                                                By: /s/ Donald J. Polak
                                                   ---------------------------
                                                   Name:  Donald J. Polak
                                                   Title: President/CEO


                                                U.S. BANK NATIONAL ASSOCIATION


                                                By: /s/ Roger C. Lundeen
                                                   ---------------------------
                                                   Name:  Roger C. Lundeen
                                                   Title: Vice President